Exhibit 99.1

Press Release Source: CKE Restaurants, Inc.

CKE Restaurants, Inc. Announces Sale of Timber Lodge Steakhouse, Inc.
Tuesday, September 7, 2004, 2:53 pm ET

CARPINTERIA, Calif., Sept. 7 — CKE Restaurants, Inc. (NYSE: CKR — News), announced today the sale of Timber Lodge Steakhouse, Inc. in a buyout led by certain members of the Timber Lodge management team. According to the terms of the transaction, Santa Barbara Restaurant Group, Inc., a wholly-owned subsidiary of CKE, has sold its 100 percent equity interest in Timber Lodge for approximately $8.8 million, which includes approximately $7.0 million in cash and approximately $1.8 million in secured notes. The buyer is T-Lodge Acquisition Corp., a privately-held corporation whose owners include certain members of the management team of Timber Lodge and other investors. The transaction closed on September 3, 2004.

CKE Restaurants, Inc., through its subsidiaries, has a total of 3,222 franchised or company-owned restaurants in 44 states and in 14 countries, including 1,016 Carl’s Jr.® restaurants, 2,081 Hardee’s® restaurants and 106 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.